UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 28, 2008

NF ENERGY SAVING CORPORATION OF AMERICA
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-50155	02-0563302
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21 - Jia Bei Si Dong Road, Tie Xi Qu
Shenyang, P.R. China 110021
(Address of principal executive offices, including zip code)

(8624) 2560-9750
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

See Item 3.02 Unregistered Sales of Equity Securities.

Item 3.02 Unregistered Sales of Equity Securities.

During January 2008, NF Energy Saving Corp. of America, a Delaware corporation (“Company”), borrowed an aggregate of $2,000,000 from two independent investors. The loans were made on a demand, interest free basis, on the condition that the principal would be converted into common equity. The parties have completed negotiations of a Securities Purchase Agreement, dated April 28, 2008, for the issuance of an aggregate of 6,645,376 shares of common stock, at an equivalent per share price of $$0.30096, of “restricted stock”, without registration rights, on conversion of the loans. The investors are South World Ltd. and Oriental United Resources Ltd., each a company established under the laws of the British Virgin Islands (together the “Investors”), each of which Investor acquired one half of the above securities, or 3,322,688 shares. As a result of the issuance of the shares, each of the investors owns 8.333% of the issued and outstanding common stock of the Company.

The proceeds of the loans have been used and will continue to be used for working capital.

The Securities Purchase Agreement is among the Company, the two Investors, and the following four persons as guarantors, Mr. Gang Li, Ms. Lihua Wang, Pelaria International Ltd. (“Pelaria”), and Cloverbay International Ltd. (“Cloverbay”) (collectively the four persons are the “Guarantors”). Each of Mr. Li and Ms. Wang are officers and shareholders of the Company and each of Pelaria and Cloverbay are shareholders of the Company.

The Company made the representations and warranties typical in a stock investment agreement for the benefit of the Investors concerning its business, financial condition and operations. The Company also entered into various covenants with the Investors, including its (i) obtaining a listing on a United States stock exchange not later than December 31, 2009, (ii) developing a step by step energy saving and emission reduction business plan as a products and service provider in consultation with the Investors, (iii) limiting business arrangements with affiliates, and (iv) establishing good corporate governance and seeking good financial development.

Under the Securities Purchase Agreement, the guarantors made the same representations and warranties as the Company and joined in the covenants. The guarantee is general as to scope but limited in amount to the value of the investment made by the Investors. In addition, if the Company does not have the common stock listed on an exchange in the United States by December 31, 2009, the Guarantors have agreed to buy back from the Investors all of the common stock held by the Investors acquired under the Securities Purchase Agreement, at a price that provides a 10% rate of return on investment until the date of repurchase. The Guarantors have also agreed to transfer additional shares of common stock to the Investors if the Company’s audited after tax target net income (“ATTNI”) is below certain amounts. The formula to calculate the percentage of the number of shares owned by the Guarantors to be transferred is: (Investor’s percentage of stock ownership) times [1 minus (actual net income) divided by (ATTNI)]. The target amounts for the Company’s ATNI are $2,000,000 for FY 2007, $4,000,000 for FY 2008 and $8,000,000 for FY 2009.

The Company issued the shares of common stock in reliance on the exemption from the registration requirements provided by Section 4(2) of the Securities Act of 1933, on the basis of the Investors’ net worth, sophistication and ability to evaluate the investment, and to hold the shares as restricted stock.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

10.1
Form of Securities Purchase Agreement among NF Energy Saving Corporation of America, South World Ltd. (investor), Oriental United Resources Ltd. (investor), Mr. Gang Li (guarantor), Ms. Lihua Wang (guarantor), Pelaria International Ltd. (guarantor), and Cloverbay International Ltd. (guarantor)

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NF Energy Saving Corp. of America

Date: April 30, 2008	By:	/S/ Gang Li
Gang Li, Chairman, President and Chief Executive Officer